Exhibit 16.1

December 18, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by J-Star Holding Co., Ltd. pursuant to Item 16F(a) of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Amendment No.16 to Registration Statement on Form F-1 of J-Star Holding Co., Ltd.. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers, Taiwan

Taipei Taiwan

Republic of China

Attachment

Attachment

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On October 6, 2023, J-Star Holding Co., Ltd. (the “Company”) dismissed PricewaterhouseCoopers, Taiwan (“PwC”) as its independent registered public accounting firm. The Company’s Board of Directors participated in and approved the decision to change the Company’s independent registered public accounting firm.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through October 6, 2023, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through October 6, 2023, there were “reportable events” as that term is defined in Item 16F(a)(1)(v)(A)-(D) of Form 20-F, as follows: material weaknesses were identified that related to (i) lack of an effective financial reporting oversight process over period-end financial reporting, and (ii) lack of policies and procedures over evaluation of significant complex transactions and certain general ledger accounts.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2022 and 2021 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.